Exhibit 99.1

To Whom It May Concern,

I believe there is a difference of opinion with regard to management and how it is running the Company (CCI). Rather than being an impediment to management and the Company I am tendering my resignation as a Director.

Sincerely,

/s/ George W. Hannah

George W. Hannah II Director